Preliminary Pricing Supplement - Subject to Completion                                                                                                                                                                                                      Filed Pursuant to Rule 424(b)(2)

(To Prospectus dated December 8, 2025,                                                                                                                                                                     Series A Registration Statement Nos. 333-290665 and 333-290665-01

Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY-1 dated December 8, 2025)

October 26, 2026

\

BofA Finance LLC $3,000,000 Trigger Autocallable Notes

Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Equal Weight Index and the Dow Jones Industrial Average® Due April 29, 2033

Fully and Unconditionally Guaranteed by Bank of America Corporation

Investment Description

The Trigger Autocallable Notes linked to the Least Performing of the Russell 2000® Index, the S&P 500® Equal Weight Index and the Dow Jones Industrial Average® (each, an “Underlying”) due April 29, 2033 (the “Notes”) are senior unsecured obligations issued by BofA Finance LLC (“BofA Finance”), a consolidated finance subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. If the Current Underlying Level of the Least Performing Underlying is greater than or equal to its Call Threshold on any semi-annual Observation Date, including the Final Observation Date, we will automatically call the Notes and pay you a Call Price equal to the Stated Principal Amount plus a Call Return based on the Call Return Rate, and no further amounts will be owed to you.  The Call Return increases the longer the Notes are outstanding, based on a fixed Call Return Rate per annum, as indicated on page PS-6. If the Notes have not been automatically called and the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, you will receive the Stated Principal Amount. However, if the Notes have not been automatically called and the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, you will receive less than the Stated Principal Amount at maturity, resulting in a loss that is proportionate to the decline in the closing level of the Least Performing Underlying from the Strike Date to the Final Observation Date, up to a 100% loss of your investment. On each Observation Date, including the Final Observation Date, the “Least Performing Underlying” is the Underlying with the lowest Underlying Return from the Strike Date to that Observation Date.

Investing in the Notes involves significant risks.  You may lose a substantial portion or all of your initial investment.  Any payment on the Notes will be based solely on the performance of the Least Performing Underlying. You will not benefit in any way from the performance of the other Underlyings. You will therefore be adversely affected if any Underlying performs poorly, regardless of the performance of the other Underlyings. You will not receive dividends or other distributions paid on any stocks included in the Underlyings or participate in any appreciation of any Underlying. The contingent repayment of the Stated Principal Amount applies only if you hold the Notes to maturity or earlier automatic call. Any payment on the Notes, including any repayment of the Stated Principal Amount, is subject to the creditworthiness of BofA Finance and the Guarantor and is not, either directly or indirectly, an obligation of any third party.

Features	Key Dates

❑Automatic Call Feature— We will automatically call the Notes for a Call Price equal to the Stated Principal Amount plus a Call Return based on the Call Return Rate if the Current Underlying Level of the Least Performing Underlying is greater than or equal to its Call Threshold on any semi-annual Observation Date (beginning approximately twelve months after issuance), including the Final Observation Date.  The Call Return increases the longer the Notes are outstanding, based on a fixed Call Return Rate per annum, as indicated on page PS-6.  If the Notes are not automatically called, investors will have full downside market exposure to the Least Performing Underlying at maturity.

❑Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure— If you hold the Notes to maturity and the Notes have not been automatically called on any Observation Date, including the Final Observation Date, and the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is equal to or greater than its Downside Threshold, you will receive the Stated Principal Amount of your Notes at maturity. If, however, you hold the Notes to maturity and the Notes have not been automatically called on any Observation Date, including the Final Observation Date, and the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, you will receive less than the Stated Principal Amount of your Notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the Least Performing Underlying from the Strike Date to the Final Observation Date, up to a 100% loss of your investment.

        Any payment on the Notes is subject to the creditworthiness of BofA Finance and the Guarantor.

	Strike Date Trade Date[1] Issue Date[1] Observation Dates[2] Final Observation Date[2] Maturity Date	October 21, 2026 October 26, 2026 October 29, 2026 Semi-annually, beginning on November 2, 2027 April 26, 2033 April 29, 2033
1See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information. 2See page PS-6 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. BOFA FINANCE IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BOFA FINANCE THAT IS GUARANTEED BY BAC.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT, PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE S-7 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Trigger Autocallable Notes linked to the Least Performing of the Russell 2000® Index, the S&P 500® Equal Weight Index and the Dow Jones Industrial Average® due April 29, 2033. Any payment on the Notes will be based solely on the performance of the Least Performing Underlying. The Call Return Rate, Initial Values, Call Thresholds and Downside Thresholds were determined on the Strike Date. The Notes are our senior unsecured obligations, guaranteed by BAC, and are offered for a minimum investment of 100 Notes (each Note corresponding to $10.00 in Stated Principal Amount) at the Public Offering Price described below.

Underlyings

Call Return Rate

Initial Values

Call Thresholds

Downside Thresholds

CUSIP/ISIN

Russell 2000® Index (Ticker: RTY)

10.90% per annum

2,781.021

2,641.970 (rounded to three decimal places), which is 95% of its Initial Value

2,085.766 (rounded to three decimal places), which is 75% of its Initial Value

09712D374 / US09712D3742

S&P 500® Equal Weight Index (Ticker: SPW)

8,774.02

8,335.32 (rounded to two decimal places), which is 95% of its Initial Value

6,580.52 (rounded to two decimal places), which is 75% of its Initial Value

Dow Jones Industrial Average® (Ticker: INDU)

52,856.09

50,213.29 (rounded to two decimal places), which is 95% of its Initial Value

39,642.07 (rounded to two decimal places), which is 75% of its Initial Value

See “Summary” in this pricing supplement. The Notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus.  Any representation to the contrary is a criminal offense. The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank.  The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks.

	Public Offering Price	Underwriting Discount(1)	Proceeds (before expenses) to BofA Finance
Per Note	$10.00	$0.00	$10.00
Total	$3,000,000.00	$0.00	$3,000,000.00

(1) The underwriting discount is $0.00 per Note. BofA Securities, Inc. (“BofAS”), acting as principal, has agreed to purchase from BofA Finance, and BofA Finance has agreed to sell to BofAS, the aggregate principal amount of the Notes set forth above for $10.00 per Note. UBS Financial Services Inc. (“UBS”), acting as a selling agent for sales of the Notes, has agreed to purchase from BofAS, and BofAS has agreed to sell to UBS, all of the Notes for $10.00 per Note. UBS proposes to offer the Notes to certain fee-based advisory accounts for which UBS is also an investment advisor at a price of $10.00 per Note. UBS will receive no underwriting discount for each Note that it sells in this offering. For additional information on the distribution of the Notes, see “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.

The initial estimated value of the Notes is less than the public offering price. The initial estimated value of the Notes as of the Trade Date is $9.913 per $10 in Stated Principal Amount. See “Summary” on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-7 of this pricing supplement and “Structuring the Notes” on page PS-23 of this pricing supplement for additional information.  The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

UBS Financial Services Inc.BofA Securities

Additional Information about BofA Finance LLC, Bank of America Corporation and the Notes

You should read carefully this entire pricing supplement and the accompanying product supplement, prospectus supplement and prospectus to understand fully the terms of the Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the Notes.  In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.  If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.

The information in the “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.  You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  None of us, the Guarantor, BofAS or UBS is making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this pricing supplement and the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).

The above-referenced accompanying documents may be accessed at the following links:

♦Product supplement EQUITY-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311320/d49145d424b2.htm

♦Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the full downside market risk of an investment in the Least Performing Underlying.

♦You understand and accept the risks associated with the Underlyings.

♦You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Underlying.

♦You are willing to invest in the Notes based on the Call Thresholds and Downside Thresholds indicated on the cover hereof.

♦You believe the Current Underlying Level of each Underlying will be greater than or equal to its Call Threshold on any Observation Date.

♦You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Least Performing Underlying.

♦You understand that your return will be based on the performance of the Least Performing Underlying and you will not benefit from the performance of any other Underlying.

♦You are willing to hold Notes that will be called on the earliest Observation Date (beginning approximately twelve months after issuance) on which the Current Underlying Level of the Least Performing Underlying is greater than or equal to its Call Threshold.

♦You are willing to make an investment whose positive return is limited to the applicable Call Return, regardless of the potential appreciation of the Underlyings, which could be significant.

♦You are willing and able to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.

♦You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the Underlyings.

♦You are willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, and understand that if BofA Finance and BAC default on their obligations, you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

The Notes may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that will have the full downside market risk of an investment in the Least Performing Underlying.

♦You are unwilling to invest in the Notes based on the Call Thresholds or Downside Thresholds specified on the cover hereof.

♦You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.

♦You do not understand or are not willing to accept the risks associated with each of the Underlyings.

♦You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Underlying.

♦You do not believe the Current Underlying Level of each Underlying is likely to be greater than or equal to its Call Threshold on any Observation Date, exposing you to the full downside performance of the Least Performing Underlying.

♦You believe that the Current Underlying Level of any Underlying on the Final Observation Date will be less than its Downside Threshold.

♦You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Least Performing Underlying.

♦You are unwilling to accept that your return will be based on the performance of the Least Performing Underlying, or you seek an investment based on the performance of a basket composed of the Underlyings.

♦You are unwilling to hold Notes that will be called on the earliest Observation Date (beginning approximately twelve months after issuance) on which the Current Underlying Level of the Least Performing Underlying is greater than or equal to its Call Threshold.

♦You seek an investment that participates in the full appreciation of the Underlyings and whose positive return is not limited to the applicable Call Return.

♦You seek an investment for which there will be an active secondary market.

♦You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the Underlyings.

♦You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦You are not willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, including any repayment of the Stated Principal Amount.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “The Underlyings” herein for more information on the Underlyings. You should also review carefully the “Risk Factors” section herein for risks related to an investment in the Notes.

Summary
Issuer	BofA Finance
Guarantor	BAC
Public Offering Price	100% of the Stated Principal Amount
Stated Principal Amount	$10.00 per Note
Minimum Investment	$1,000 (100 Notes)
Term	Approximately 6.5 years, unless earlier automatically called
Strike Date	October 21, 2026
Trade Date[1]	October 26, 2026
Issue Date[1]	October 29, 2026
Final Observation Date	April 26, 2033
Maturity Date	April 29, 2033
Underlyings	Russell 2000® Index (Ticker: RTY) S&P 500® Equal Weight Index (Ticker: SPW) Dow Jones Industrial Average® (Ticker: INDU)
Automatic Call Feature

The Notes will be automatically called if the Current Underlying Level of the Least Performing Underlying is greater than or equal to its Call Threshold on any Observation Date, including the Final Observation Date.

If the Notes are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per $10.00 Stated Principal Amount equal to the Call Price for the applicable Observation Date.

If the Notes are automatically called, no further payments will be made on the Notes.

Observation Dates	See “Observation Dates, Call Returns, Call Prices and Call Settlement Dates” on page PS-6.
Call Settlement Dates	See “Observation Dates, Call Returns, Call Prices and Call Settlement Dates” on page PS-6.
Call Price	The Call Price will be calculated based on the following formula: $10.00 + applicable Call Return See “Observation Dates, Call Returns, Call Prices and Call Settlement Dates” on page PS-6.
Call Return/Call Return Rate	The Call Return increases the longer the Notes are outstanding and is based on the fixed Call Return Rate of 10.90% per annum, as indicated on page PS-6.
Payment At Maturity (per $10.00 Stated Principal Amount)

If the Notes are not automatically called and the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, we will pay you a cash payment on the Maturity Date that is equal to the Stated Principal Amount.

However, if the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than the Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return of the Least Performing Underlying on the Final Observation Date, equal to:

$10.00 × (1 + Underlying Return of the Least Performing Underlying on the Final Observation Date)

Accordingly, you will lose all or a substantial portion of your Stated Principal Amount at maturity, depending on how significantly the Least Performing Underlying declines, even if the Current Underlying Level of each other Underlying on the Final Observation Date is above its Downside Threshold.

Least Performing Underlying	On each Observation Date, including the Final Observation Date, the Underlying with the lowest Underlying Return as of that Observation Date.
Underlying Return	For any Underlying on any Observation Date, calculated as follows: Current Underlying Level – Initial Value Initial Value
Call Threshold	For any Underlying, 95% of its Initial Value, as specified on the cover page of this pricing supplement.
Downside Threshold	For any Underlying, 75% of its Initial Value, as specified on the cover page of this pricing supplement.
Initial Value

For any Underlying, its closing level on the Strike Date, as specified on the cover page of this pricing supplement. The closing level of each of the Russell 2000® Index and the S&P 500® Equal Weight Index on the Strike Date was lower than its closing level on the Trade Date. The closing level of the Dow Jones Industrial Average® on the Strike Date was higher than its closing level on the Trade Date.

Current Underlying Level	For any Underlying on any Observation Date, including the Final Observation Date, the closing level of that Underlying on that Observation Date.
Calculation Agent	BofAS, an affiliate of BofA Finance.
Selling Agents	BofAS and UBS.
Events of Default and Acceleration

If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Payment at Maturity” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Final Observation Date were the third trading day prior to the date of acceleration, except that if on the deemed Final Observation Date the Current Underlying Level of the Least Performing Underlying is greater than or equal to its Initial Value, payment will be made as described under the caption “—Automatic Call Feature” above with reference to the scheduled Observation Date immediately following the deemed Final Observation Date. The calculation agent shall prorate the period of time elapsed between the issue date of the Notes and the date of acceleration.  In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

1 See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.

Investment Timeline

Strike Date

The closing level of each Underlying (the Initial Value of that Underlying) is observed, the Call Returns/Call Return Rate are set, and the Call Threshold and the Downside Threshold for each Underlying are determined.

Semi-annually, beginning November 2, 2027

The Current Underlying Level of each Underlying will be determined on each Observation Date.

The Notes will be automatically called if the Current Underlying Level of the Least Performing Underlying is greater than or equal to its Call Threshold on any Observation Date.

If the Notes are automatically called on any Observation Date, we will pay you on the related Call Settlement Date (or the Maturity Date, in the case of the Final Observation Date) the Call Price for the applicable Observation Date, equal to the Stated Principal Amount plus the applicable Call Return (as indicated on page PS-6).

If the Notes are automatically called, no further payments will be made on the Notes.

Maturity Date (if not previously automatically called)

If the Notes are not automatically called and the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, we will pay you a cash payment on the Maturity Date that is equal to the Stated Principal Amount.

However, if the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than the Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return of the Least Performing Underlying on the Final Observation Date, equal to:

$10.00 × (1 + Underlying Return of the Least Performing Underlying on the Final Observation Date)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT.  YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE LEVEL OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE LEVEL OF ANY OTHER UNDERLYING. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY OR EARLIER AUTOMATIC CALL, IF APPLICABLE. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF BOFA FINANCE AND THE GUARANTOR.

Observation Dates, Call Returns, Call Prices and Call Settlement Dates

Observation Dates[1]	Call Returns (Per $10 Stated Principal Amount, based on the Call Return Rate of 10.90% per annum)	Call Prices (Per $10 Stated Principal Amount)	Call Settlement Dates
November 2, 2027	10.90% of the Stated Principal Amount	$11.090	November 4, 2027
April 26, 2028	16.35% of the Stated Principal Amount	$11.635	April 28, 2028
October 26, 2028	21.80% of the Stated Principal Amount	$12.180	October 30, 2028
April 26, 2029	27.25% of the Stated Principal Amount	$12.725	April 30, 2029
October 26, 2029	32.70% of the Stated Principal Amount	$13.270	October 30, 2029
April 26, 2030	38.15% of the Stated Principal Amount	$13.815	April 30, 2030
October 28, 2030	43.60% of the Stated Principal Amount	$14.360	October 30, 2030
April 28, 2031	49.05% of the Stated Principal Amount	$14.905	April 30, 2031
October 27, 2031	54.50% of the Stated Principal Amount	$15.450	October 29, 2031
April 26, 2032	59.95% of the Stated Principal Amount	$15.995	April 28, 2032
October 26, 2032	65.40% of the Stated Principal Amount	$16.540	October 28, 2032
April 26, 2033	70.85% of the Stated Principal Amount	$17.085	April 29, 2033

1 The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-18 of the accompanying product supplement.

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus identified on page PS-2 above.

Structure-related Risks

♦The Notes do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Notes, regardless of the extent to which the Current Underlying Level of any Underlying exceeds its Initial Value.

♦Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called and the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, at maturity, you will lose 1% of the Stated Principal Amount for each 1% that the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is less than its Initial Value. In that case, you will lose a significant portion or all of your investment in the Notes.

♦The appreciation potential of the Notes is limited. Your potential total return on the Notes is limited to the applicable Call Return, which will only be received if the Notes are automatically called. Because the Call Return increases the longer the Notes have been outstanding and because the Notes could be called as early as approximately twelve months after the Issue Date, you may not receive the higher Call Return associated with a later Observation Date. You will not participate in any potential appreciation of any Underlying even though you may be subject to the full downside performance of the Least Performing Underlying. As a result, the return on an investment in the Notes may be significantly less than the return on a hypothetical direct investment in the stocks included in one or more of the Underlyings. Furthermore, if the Notes are automatically called, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.

♦The limited downside protection provided by the Downside Threshold applies only upon an automatic call or at maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to an automatic call, you may have to sell them at a loss relative to your initial investment even if the level of each Underlying at that time is equal to or greater than its Downside Threshold. Any payment on the Notes is subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

♦The Payment at Maturity and the determination as to whether the Notes will be automatically called will not reflect the levels of the Underlyings other than on the Observation Dates. The levels of the Underlyings during the term of the Notes other than on the Observation Dates will not affect payments on the Notes or the determination as to whether the Notes will be automatically called. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will determine whether the Notes are automatically called or will calculate the Payment at Maturity, as applicable, by comparing only the Call Threshold or the Downside Threshold, as applicable, to the Current Underlying Level for each Underlying. No other levels of the Underlyings will be taken into account. As a result, the Notes will not be automatically called if the Current Underlying Level of the Least Performing Underlying is less than its Call Threshold on each Observation Date, even if the level of each Underlying was always above its Call Threshold on each other day during the term of the Notes. Similarly, if the Notes are not automatically called and the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, you will receive less than the Stated Principal Amount at maturity, even if the level of each Underlying was always above its Downside Threshold prior to the Final Observation Date.

♦Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity.  Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Call Return Rate may be less than the yield on a conventional debt security of comparable maturity.

♦Any payment on the Notes is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Notes. The Notes are our unsecured senior debt securities.  Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor.  The Notes are not guaranteed by any entity other than the Guarantor.  As a result, your receipt of all payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the Current Underlying Level of the Least Performing Underlying as compared to its Call Threshold or Downside Threshold, as applicable.  No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on the applicable payment date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the Notes and you could lose all of your initial investment.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes.  However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the levels of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

♦We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

♦Because the Notes are linked to the performance of the least performing among the Underlyings, you are exposed to greater risk of sustaining a significant loss on your investment than if the Notes were linked to only one of the Underlyings. The risk that you will lose a significant portion or all of your investment in the Notes is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one of the Underlyings. With more than one Underlying, it is more likely that any Underlying will close below its Call Threshold on an Observation Date or below its Downside Threshold on the Final Observation Date, than if the Notes were linked to only one of the Underlyings, and therefore it is more likely that your Notes will not be called and you will receive a Payment at Maturity that is significantly less than the Stated Principal Amount on the Maturity Date.

Valuation- and Market-related Risks

♦The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Trade Date by reference to our and our affiliates' pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the levels of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Notes" below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

♦The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

♦The price of the Notes that may be paid by BofAS in any secondary market (if BofAS makes a market, which it is not required to do), as well as the price which may be reflected on customer account statements, will be higher than the then-current estimated value of the Notes for a limited time period after the Trade Date. As agreed by BofAS and UBS, for approximately a three-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time.  The amount of this excess, which represents a portion of the hedging-related charges expected to be realized by BofAS and UBS over the term of the Notes, will decline to zero on a straight line basis over that three-month period.  Accordingly, the estimated value of your Notes during this initial three-month period may be lower than the value shown on your customer account statements.  Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes.  However, none of us, the Guarantor, BofAS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

♦We cannot assure you that a trading market for your Notes will ever develop or be maintained.  We will not list the Notes on any securities exchange.  We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the Notes will depend on the Guarantor’s financial performance and other factors, including changes in the levels of the Underlyings. The number of potential buyers of your Notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the Notes, but none of us, the Guarantor or BofAS is required to do so. There is no assurance that any party will be willing to purchase your Notes at any price in any secondary market. BofAS may discontinue its market-making activities as to the Notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the Notes. Any price at which BofAS may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market. In addition, if at any time BofAS were to cease acting as a market-maker as to the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed.

♦Economic and market factors have affected the terms of the Notes and may affect the market value of the Notes prior to maturity or an automatic call. Because market-linked notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or an automatic call. These factors include the levels of the Underlyings and the securities included in the Underlyings; the volatility of the Underlyings and the securities included in the Underlyings, as applicable; the correlation among the Underlyings; the dividend rate paid on the securities included in the Underlyings, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the level of any of the Underlyings is currently or has been less than its Call Threshold or Downside Threshold; the availability of comparable instruments; the creditworthiness of BofA Finance, as issuer, and BAC, as guarantor; and the then current bid-ask spread for the Notes and the factors discussed under “— Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value” below. These factors are unpredictable and interrelated and may offset or magnify each other.

♦Greater expected volatility generally indicates an increased risk of loss. Volatility is a measure of the degree of variation in the level of an Underlying over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the Notes will not be automatically called and that you may lose a significant portion or all of the Stated Principal Amount at maturity. In addition, the economic terms of the Notes, including the Call Return Rate, the Call Thresholds and the Downside Thresholds, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Call Return Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities, and/or in lower Call Thresholds and/or Downside Thresholds as compared to otherwise comparable securities. However, an Underlying’s volatility can change significantly over the term of the Notes and a relatively higher Call Return Rate and/or lower Call Thresholds and/or lower Downside Thresholds may not necessarily indicate that the Notes have a greater likelihood of being automatically called. You should be willing to accept the downside market risk of each Underlying and the potential to lose a significant portion or all of your initial investment.

Conflict-related Risks

♦Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may buy or sell the securities held by or included in the Underlyings, as applicable, or futures or options contracts on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates also may issue or underwrite other financial instruments with returns based upon the Underlyings. We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates, including BofAS, and UBS and its affiliates also may enter into hedging transactions relating to other Notes or instruments, some of which may have returns calculated in a manner related to that of the Notes offered hereby. We or UBS may enter into such hedging arrangements with one of our or their affiliates. Our affiliates or their affiliates may enter into additional hedging transactions with other parties relating to the Notes and the Underlyings. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates and UBS and its affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. While we, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may from time to time own the securities represented by the Underlyings, except to the extent that BAC’s or UBS Group AG’s (the parent company of UBS) common stock may be included in the Underlyings, as applicable, we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. The transactions described above may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.

The transactions described above may adversely affect the levels of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the Strike Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and UBS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Notes) may have adversely affected the levels of the Underlyings. Consequently, the levels of the Underlyings may change subsequent to the Strike Date, which may adversely affect the market value of the Notes. In addition, these activities may decrease the market value of your Notes prior to maturity, and may adversely affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may purchase or otherwise acquire a long or short position in the Notes, the Underlyings or the securities represented by the Underlyings and may hold or resell the Notes, the Underlyings or the securities represented by the Underlyings. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the levels of the Underlyings, the market value of your Notes prior to maturity or the amounts payable, if any, on the Notes.

♦There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

♦The Notes are subject to the market risk of the Underlyings. The return on the Notes, which may be negative, is directly linked to the performance of the Underlyings and indirectly linked to the value of the securities included in the Underlyings. The levels of the Underlyings can rise or fall sharply due to factors specific to the Underlyings and the securities included in the Underlyings and the issuers of such securities, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.

♦You are exposed to the market risk of each Underlying. Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each of the RTY, the SPW and the INDU. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each of the RTY, the SPW and the INDU. Poor performance by any of the Underlyings over the term of the Notes may negatively affect your return and will not be offset or mitigated by positive performance by any other Underlying. For the Notes to be automatically called or to receive the contingent repayment of principal at maturity, each Underlying must close at or above its Call Threshold or its Downside Threshold, respectively, on the applicable Observation Date or the Final Observation Date, as applicable. Therefore, if the Notes are not called, you may incur a loss proportionate to the negative return of the Least Performing Underlying even if each other Underlying appreciates during the term of the Notes. Accordingly, your investment is subject to the market risk of each Underlying. Additionally, movements in the levels of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. For example, the likelihood that one of the Underlyings will close below its Call Threshold on any Observation Date or below its Downside Threshold on the Final Observation Date will increase when the movements in the levels of the Underlyings are uncorrelated. Thus, if the performance of the Underlyings is not correlated or is negatively correlated, the risk of the Notes not being automatically called and of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Notes are linked, resulting in a greater potential for a significant loss of principal at maturity. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the economic terms of the Notes, including the Call Return Rate, the Call Thresholds and the Downside Thresholds, are determined, in part, based on the correlation of the Underlyings’ performance calculated using our and our affiliates' pricing models at the time when the terms of the Notes are finalized. All other things being equal, a higher Call Return Rate and/or lower Call Thresholds and/or lower Downside Thresholds are generally associated with lower correlation of the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “Correlation of the Underlyings” below.

♦The Notes are subject to risks associated with small-size capitalization companies. The stocks comprising the RTY are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

♦The publisher of an Underlying may adjust that Underlying in a way that affects its level, and the publisher has no obligation to consider your interests. The publisher of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks

♦The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain.  Under the terms of the Notes, you will have agreed with us to treat the Notes as single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.”  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The hypothetical examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 Stated Principal Amount Note with the following assumptions* (the actual terms of the Notes were determined on the Strike Date; amounts may have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes):

♦Stated Principal Amount: $10

♦Term: Approximately 6.5 years, unless earlier automatically called

♦Hypothetical Initial Values:

oRussell 2000® Index: 100

oS&P 500® Equal Weight Index: 100

oDow Jones Industrial Average®: 100

♦Call Return Rate: 10.90% per annum

♦Call Returns/Call Prices: As set forth on page PS-6 of this pricing supplement

♦Observation Dates: Semi-annually, as set forth on page PS-6 of this pricing supplement

♦Hypothetical Call Thresholds:

oRussell 2000® Index: 95, which is 95% of its hypothetical Initial Value

oS&P 500® Equal Weight Index: 95, which is 95% of its hypothetical Initial Value

oDow Jones Industrial Average®: 95, which is 95% of its hypothetical Initial Value

♦Hypothetical Downside Thresholds:

oRussell 2000® Index: 75, which is 75% of its hypothetical Initial Value

oS&P 500® Equal Weight Index: 75, which is 75% of its hypothetical Initial Value

oDow Jones Industrial Average®: 75, which is 75% of its hypothetical Initial Value

*The hypothetical Initial Values, Call Thresholds and Downside Thresholds do not represent the actual Initial Values, Call Thresholds and Downside Thresholds applicable to the Underlyings. The actual Initial Values, Call Thresholds and Downside Thresholds are specified on the cover page of this pricing supplement. All payments on the Notes are subject to issuer and guarantor credit risk.

Example 1 — The Current Underlying Level of the Least Performing Underlying is greater than its Call Threshold on the first Observation Date; the Notes are called

	Russell 2000® Index	S&P 500® Equal Weight Index	Dow Jones Industrial Average®
Current Underlying Levels of the Underlyings on first Observation Date:	96 (greater than its Call Threshold)	125 (greater than its Call Threshold)	105 (greater than its Call Threshold)
Call Price per Note:	$10.00 + applicable Call Return $10.00 + $1.09 =$11.09

The Current Underlying Level of the Least Performing Underlying on the first Observation Date is greater than its Call Threshold. The Notes would be automatically called on the first Observation Date and we would pay you on the applicable Call Settlement Date a Call Price of $11.09 per Note (for a 10.90% total return on the Notes).

Example 2 — The Current Underlying Level of the Least Performing Underlying is less than its Call Threshold on the first Observation Date, but is greater than its Call Threshold on the second Observation Date; the Notes are called

	Russell 2000® Index	S&P 500® Equal Weight Index	Dow Jones Industrial Average®
Current Underlying Levels of the Underlyings on first Observation Date:	85 (less than its Call Threshold)	90 (less than its Call Threshold)	105 (greater than its Call Threshold)
Current Underlying Levels of the Underlyings on second Observation Date:	105 (greater than its Call Threshold)	97 (greater than its Call Threshold)	100 (greater than its Call Threshold)
Call Price per Note:	$10.000 + applicable Call Return $10.000 + $1.635 =$11.635

The Current Underlying Level of the Least Performing Underlying on the first Observation Date is less than its Call Threshold, and as a result the Notes are not automatically called following the first Observation Date.  On the second Observation Date, the Current Underlying Level of the Least Performing Underlying is greater than its Call Threshold. The Notes would be automatically called on the second Observation Date and we would pay you on the applicable Call Settlement Date a Call Price of $11.635 per Note (for a 16.35% total return on the Notes).

Example 3 — The Current Underlying Level of the Least Performing Underlying is less than its Call Threshold on the first eleven Observation Dates, but is greater than its Call Threshold on the Final Observation Date; the Notes are called

	Russell 2000® Index	S&P 500® Equal Weight Index	Dow Jones Industrial Average®
Current Underlying Levels of the Underlyings on first to eleventh Observation Dates:	Various (all greater than its Call Threshold)	Various (all less than its Call Threshold)	Various (all greater than its Call Threshold)
Current Underlying Levels of the Underlyings on Final Observation Date:	105 (greater than its Call Threshold)	96 (greater than its Call Threshold)	115 (greater than its Call Threshold)
Call Price per Note:	$10.000 + applicable Call Return $10.000 + $7.085 =$17.085

The Current Underlying Level of the Least Performing Underlying on each of the first to eleventh Observation Dates is less than its Call Threshold, and as a result the Notes are not automatically called following the first eleven Observation Dates.  On the Final Observation Date, the Current Underlying Level of the Least Performing Underlying is greater than its Call Threshold. The Notes would be automatically called on the Final Observation Date and we would pay you on the applicable Call Settlement Date (which is also the Maturity Date) a Call Price of $17.085 per Note (for a 70.85% total return on the Notes).

Example 4 — Notes are NOT automatically called and the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is greater than its Downside Threshold

	Russell 2000® Index	S&P 500® Equal Weight Index	Dow Jones Industrial Average®
Current Underlying Levels of the Underlyings on first to eleventh Observation Dates:	Various (all greater than its Call Threshold)	Various (all greater than its Call Threshold)	Various (all less than its Call Threshold)
Current Underlying Levels of the Underlyings on Final Observation Date:	90 (less than its Call Threshold; greater than its Downside Threshold)	80 (less than its Call Threshold; greater than its Downside Threshold)	92 (less than its Call Threshold; greater than its Downside Threshold)
Payment At Maturity (per Note):	$10.00

The Current Underlying Level of the Least Performing Underlying on each Observation Date, including the Final Observation Date, is less than its Call Threshold, and as a result the Notes are not automatically called following any of the Observation Dates. On the Final Observation Date, the Current Underlying Level of the Least Performing Underlying is greater than its Downside Threshold. Therefore, at maturity, you would receive a total of $10.00 per Note, reflecting the Stated Principal Amount (for a 0.00% total return on the Notes).

Example 5 — Notes are NOT automatically called and the Current Underlying Level of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold

	Russell 2000® Index	S&P 500® Equal Weight Index	Dow Jones Industrial Average®
Current Underlying Levels of the Underlyings on first to eleventh Observation Dates:	Various (all greater than its Call Threshold)	Various (all less than its Call Threshold)	Various (all greater than its Call Threshold)
Current Underlying Levels of the Underlyings on Final Observation Date:	30 (less than its Call Threshold; less than its Downside Threshold)	90 (less than its Call Threshold; greater than its Downside Threshold)	80 (less than its Call Threshold; greater than its Downside Threshold)
Payment At Maturity (per Note):	$10.00 × [1 + Underlying Return of the Least Performing Underlying on the Final Observation Date] $10.00 × [ 1 + -70.00%] =$3.00

The Current Underlying Level of the Least Performing Underlying on each Observation Date, including the Final Observation Date, is less than its Call Threshold, and as a result the Notes are not automatically called following any of the Observation Dates. On the Final Observation Date, the Current Underlying Level of the Least Performing Underlying is less than its Downside Threshold. Therefore, at maturity, investors are exposed to the downside performance of the Least Performing Underlying and you will receive $3.00 per Note, which reflects the percentage decrease in the level of the Least Performing Underlying from the Strike Date to the Final Observation Date (for a -70.00% total return on the Notes).

The Underlyings

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each of FTSE Russell, the sponsor of the RTY, and S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of both the SPW and the INDU. We refer to FTSE Russell and SPDJI as the “Underlying Sponsors.” The Underlying Sponsors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the applicable Underlyings. The consequences of any Underlying Sponsor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes—Discontinuance of an Index” in the accompanying product supplement.  None of us, the Guarantor, the calculation agent, or either Selling Agent accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor index.

None of us, the Guarantor, the Selling Agents or any of our or their respective affiliates makes any representation to you as to the future performance of the Underlyings.

You should make your own investigation into the Underlyings.

The Russell 2000® Index

The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.

Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.

Selection of Stocks Comprising the RTY

Each company eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation (“BDI”) country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in April or October to be eligible for inclusion during reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of April or October, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings (“IPOs”) are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. Fully guaranteed IPOs with an investable market capitalization, determined based on the shares offered in the IPO and the price at market close on the first trading day, of greater than the market adjusted total market capitalization breakpoint for the Russell Top 500 as of the previous reconstitution may be eligible for fast entry inclusion. Eligible fast entry IPOs will be added after the close of the fifth day of trading following the initial listing, provided that fast entry IPOs with an effective addition date that would fall within lock-down period will be implemented in conjunction with the scheduled rebalance. If an existing stock does not trade on the “rank day” (typically the last business day in April and October but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in April or October for those securities being considered at reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in April or October.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. IPOs eligible for fast entry may be added with less than 5% free float if locked-up shares expiring within 12 months from the date of index inclusion are expected to increase the float to meet the 5% requirement. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.

Reconstitution is a process by which the RTY is completely rebuilt. Reconstitution occurs on the fourth Friday in June and the second Friday in December. A full calendar for reconstitution is published each spring, with such reconstitution schedule governed by FTSE Russell guidelines. The rank day occurs on the last business day of April for the June reconstitution and the last business day of October for the December reconstitution. During the June reconstitution, free float is fully reviewed, determined and applied, while during the December reconstitution, free float is updated only for material changes, in each case based on the closing levels of the index stocks on their primary exchange as of the applicable rank day. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Performance of the RTY

The following graph sets forth the daily historical performance of the RTY in the period from January 2, 2021 through the Strike Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the RTY’s Downside Threshold of 2,085.766 (rounded to three decimal places), which is 75% of the RTY’s Initial Value of 2,781.021.

This historical data on the RTY is not necessarily indicative of the future performance of the RTY or what the value of the Notes may be. Any historical upward or downward trend in the level of the RTY during any period set forth above is not an indication that the level of the RTY is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the levels of the RTY.

License Agreement

“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”). The Notes are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the Notes.

FTSE Russell and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Notes. The license agreement provides that the following language must be stated in this pricing supplement:

The Notes are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to MLPF&S and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed, and calculated by FTSE Russell without regard to MLPF&S, us, or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The S&P 500® Equal Weight Index

The SPW is the equal weight version of the S&P 500® Index (“SPX”).

The composition of the SPW is the same as the SPX. Constituent changes are incorporated in the SPW as and when they are made in the SPX. When a company is added to the SPW in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the SPW at a price of $0.00. In that case, the company’s replacement is added to the SPW at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.

The SPW is calculated and maintained in the same manner as the SPX, except that the constituents of the SPW are equally weighted rather than weighted by float-adjusted market capitalization. To calculate an equal-weighted index, the market capitalization for each stock used in the calculation of the index is redefined so that each index constituent has an equal weight in the index at each rebalancing date. In addition to being the product of the stock price, the stock’s shares outstanding, and the stock’s investible weight factor (“IWF”), an additional weight factor (“AWF”) is also introduced in the market capitalization calculation to establish equal weighting. The AWF of a stock is the adjustment factor of that stock assigned at each index rebalancing date that makes all index constituents’ modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index.

The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. SPDJI, the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the Notes.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple share class lines, the 5% share change threshold are based on each individual multiple share class line rather than total company shares.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

Historical Performance of the SPW

The following graph sets forth the daily historical performance of the SPW in the period from January 2, 2021 through the Strike Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the SPW’s Downside Threshold of 6,580.52 (rounded to two decimal places), which is 75% of the SPW’s Initial Value of 8,774.02.

This historical data on the SPW is not necessarily indicative of the future performance of the SPW or what the value of the Notes may be. Any historical upward or downward trend in the level of the SPW during any period set forth above is not an indication that the level of the SPW is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the levels of the SPW.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The SPW is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPW to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SPW is the licensing of the SPW and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPW is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the Notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Notes into consideration in determining, composing or calculating the SPW.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes.  There is no assurance that investment products based on the SPW will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, S&P Dow Jones Indices LLC and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes.  In addition, S&P Dow Jones Indices LLC and its affiliates may trade financial products which are linked to the performance of the SPW.  It is possible that this trading activity will affect the value of the Notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPW OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPW OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Dow Jones Industrial Average®

Unless otherwise stated, all information on the INDU provided in this pricing supplement is derived from Dow Jones Indexes, the marketing name and a licensed trademark of S&P Dow Jones Indices LLC (“SPDJI”). The INDU is a price-weighted index, which means an underlying stock’s weight in the INDU is based on its price per share rather than the total market capitalization of the issuer. The INDU is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the INDU tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The INDU is maintained by an Averages Committee comprised of three representatives of SPDJI and two representatives of The Wall Street Journal (the “WSJ”). Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the entire INDU is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.

Changes in the composition of the INDU are made entirely by the Averages Committee without consultation with the corporations represented in the INDU, any stock exchange, any official agency or us. Unlike most other indices, which are reconstituted according to a fixed review schedule, constituents of the INDU are reviewed on an as-needed basis. Changes to the common stocks included in the INDU tend to be made infrequently, and the underlying stocks of the INDU may be changed at any time for any reason. The companies currently represented in the INDU are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and The Nasdaq Stock Market.

The INDU initially consisted of 12 common stocks and was first published in the WSJ in 1896. The INDU was increased to include 20 common stocks in 1916 and to include 30 common stocks in 1928. The number of common stocks in the INDU has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the INDU have been changed on a relatively infrequent basis. The INDU includes companies from nine main groups: Basic Materials; Consumer Goods; Consumer Services; Financials; Healthcare; Industrials; Oil & Gas; Technology; and Telecommunications.

Computation of the INDU

The level of the INDU is the sum of the primary exchange prices of each of the 30 component stocks included in the INDU, divided by a divisor that is designed to provide a meaningful continuity in the level of the INDU. Because the INDU is price-weighted, stock splits or changes in the component stocks could result in distortions in the INDU level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the INDU. The current divisor of the INDU is published daily in the WSJ and other publications. In addition, other statistics based on the INDU may be found in a variety of publicly available sources.

Historical Performance of the INDU

The following graph sets forth the daily historical performance of the INDU in the period from January 2, 2021 through the Strike Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the INDU’s Downside Threshold of 39,642.07 (rounded to two decimal places), which is 75% of the INDU’s Initial Value of 52,856.09.

This historical data on the INDU is not necessarily indicative of the future performance of the INDU or what the value of the Notes may be. Any historical upward or downward trend in the level of the INDU during any period set forth above is not an indication that the level of the INDU is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the levels of the INDU.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “Dow Jones Industrial Average®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The INDU is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the INDU to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the INDU is the licensing of the INDU and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The INDU is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the Notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Notes into consideration in determining, composing or calculating the INDU.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes.  There is no assurance that investment products based on the INDU will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, S&P Dow Jones Indices and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes.  In addition, S&P Dow Jones Indices and its affiliates may trade financial products which are linked to the performance of the INDU.  It is possible that this trading activity will affect the value of the Notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDU OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDU OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Correlation of the Underlyings

The graph below illustrates the daily performance of the RTY, the SPW and the INDU from January 2, 2021 through the Strike Date. For comparison purposes, each Underlying has been “normalized” to have a closing level of 100 on January 2, 2021 by dividing the closing level of that Underlying on each trading day by the closing level of that Underlying on January 2, 2021 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg L.P., without independent verification.

The correlation of a group of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation among a group of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of all Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that group of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the values of the other Underlyings decrease and the ratio of their returns has been constant).

The graph below illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlyings. A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction. Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its Call Threshold or Downside Threshold on an Observation Date or the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or all of the Underlyings may close below their respective Call Threshold(s) or Downside Threshold(s) on an Observation Date or the Final Observation Date, as applicable, as the Underlyings may each decrease in value. Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the economic terms of the Notes, including the Call Return Rate, the Call Thresholds and the Downside Thresholds, are determined, in part, based on the correlation of the Underlyings’ performance calculated using our and our affiliates' pricing models at the time when the terms of the Notes are finalized. All other things being equal, a higher Call Return Rate and/or and/or lower Call Thresholds and/or lower Downside Thresholds are generally associated with lower correlation among the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “Risk Factors—You are exposed to the market risk of each Underlying”, and “—Because the Notes are linked to the performance of the least performing among the Underlyings, you are exposed to greater risk of sustaining a significant loss on your investment than if the Notes were linked to only one of the Underlyings” herein.

Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, an affiliate of BofA Finance and the lead selling agent for the sale of the Notes, will not receive an underwriting discount for any Note sold in this offering. UBS, as selling agent for sales of the Notes, has agreed to purchase from BofAS, and BofAS has agreed to sell to UBS, all of the Notes sold in this offering for $10.00 per Note. UBS will not receive an underwriting discount for any Note sold in this offering. UBS proposes to offer the Notes to certain fee-based advisory accounts for which UBS is an investment advisor at a price of $10.00 per Note. If all of the Notes are not sold at the initial offering price, BofAS may change the public offering price and other selling terms.

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as lead selling agent in the distribution of the Notes.  Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121.  BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus, for offers and sales in secondary market transactions and market-making transactions in the Notes.  However, they are not obligated to engage in such secondary market transactions and/or market-making transactions.  These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

As agreed by BofAS and UBS, for approximately a three-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess will decline on a straight line basis over that period. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS, UBS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs.  At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

Sales Outside of the United States

The Notes have not been approved for public sale in any jurisdiction outside of the United States.  There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, or by UBS or any of its affiliates, to offer the Notes in any jurisdiction other than the United States.  As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.

Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:

●Australia

●Barbados

●Belgium

●Crimea

●Cuba

●Curacao Sint Maarten

●Gibraltar

●Indonesia

●Iran

●Italy

●Malaysia

●New Zealand

●North Korea

●Russia

●Syria

●Venezuela

You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-70 of the accompanying prospectus supplement.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS - The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS - The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlyings.  The related guarantees are BAC’s obligations.  Any payments on the Notes, including any Call Price, depend on the credit risk of BofA Finance and BAC and on the performance of each of the Underlyings.  The economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing and are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked Notes, and the economic terms of certain related hedging arrangements it enters into.  BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charges described elsewhere in this pricing supplement, reduced the economic terms of the Notes to you and the initial estimated value of the Notes.  Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the Trade Date.

On the cover page of this pricing supplement, we have provided the initial estimated value of the Notes as of the Trade Date.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements.  Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-7 above and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization.  In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as single financial contracts with respect to the Underlyings.  This discussion assumes that the Notes constitute single financial contracts with respect to the Underlyings for U.S. federal income tax purposes.  If the Notes did not constitute single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts.  No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment.  Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

We will not attempt to ascertain whether any issuer of a component stock included in an Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code.  If the issuer of one or more component stocks included in an Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the component stocks included in each Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in an Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized  and the U.S. Holder’s tax basis in the Notes.  A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes.  In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments.  If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance.  In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

On December 7, 2007, the IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.”  The Notice addressed instruments such as the Notes.  According to the Notice, the IRS and Treasury were considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity.  Although the IRS subsequently obsoleted the Notice on September 29, 2026, it is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.

Because each Underlying is an index that periodically rebalances, it is possible that the Notes could be treated as a series of single financial contracts, each of which matures on the next rebalancing date.  If the Notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Notes on each rebalancing date in return for new Notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such date.

Non-U.S. Holders

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.  Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder.  Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder.  Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2029. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate.  As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax.  Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.